Nucor Executive Vice President Ham Lott To Retire; Ray Napolitan To Be Promoted

CHARLOTTE, N.C., April 12, 2013 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today that Executive Vice President of Fabricated Construction Products, Hamilton Lott, Jr., plans to retire on June 3, 2013 after more than 37 years of service with Nucor.

Mr. Lott began his career with Nucor as Design Engineer at Vulcraft, Florence, South Carolina in 1975. He was Engineering Manager of Vulcraft, St. Joe, Indiana from 1982 to 1986, and was Sales Manager there from January 1987 to May 1987. He served as General Manager of Vulcraft, Grapeland, Texas from 1987 to 1993 and General Manager of Vulcraft, Florence, South Carolina from 1993 to 1999. Mr. Lott was a Vice President from 1988 to 1999, and was promoted to Executive Vice President of Nucor in 1999.

Effective June 4, 2013, Raymond S. Napolitan, Jr. will be promoted to Executive Vice President of Fabricated Construction Products. Mr. Napolitan began his Nucor career in 1996 as Engineering Manager of Nucor Building Systems, Waterloo, Indiana. He became Operations Manager of Nucor Building Systems, Terrell, Texas in April 1999 and was promoted to General Manager in September of that same year. Mr. Napolitan became the President of American Buildings Company in August 2007, was elected Vice President of Nucor in September 2007, and was promoted to the position of President of Nucor's Vulcraft/Verco Group in 2010.

John Ferriola, Nucor's CEO and President, commented, "Ham has been an exemplary leader for Nucor. He has dedicated his 37 years at Nucor to the continual improvement of our operations and the strengthening of our position in the market, while maintaining a core commitment to serving our valued customers. Ham has placed Nucor in a strong position to achieve future successes. Under his leadership, Nucor's downstream and fabrication businesses have nearly tripled to a current capacity of more than 4.6 million tons. Ham's retirement and Ray's promotion are the product of the thoughtful and orderly succession planning that has been a top strategic initiative throughout the Nucor organization in recent years. Ray Napolitan is a proven Nucor leader whose team is well-prepared to continue building long-term profitable growth at Nucor's downstream and fabricated construction products business.

"On behalf of the Nucor family, I want to thank Ham for his hard work and commitment to making Nucor a better company, and for always finding new ways to take better care of our customers."

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

CONTACT: Nucor Executive Offices, +1-704-366-7000, or fax, +1-704-362-4208